UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 18, 2022

BLUE FOUNDRY BANCORP
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-40619	86-2831373
(State or Other Jurisdiction)	(Commission File No.)	(I.R.S. Employer
of Incorporation)		Identification No.)

19 Park Avenue, Rutherford, New Jersey		07070
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (201) 939-5000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	BLFY	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously disclosed, Blue Foundry Bancorp (the “Company”) hired Kelly Pecoraro as the Company’s Executive Vice President and Chief Financial Officer, effective May 18, 2022. Alex Agnoletto, who has been serving as interim principal financial officer, will remain as the Company’s Vice President and Controller.

Ms. Pecoraro, age 53, comes to the Company from Investors Bank where she served as Executive Vice President, Chief Accounting Officer and Comptroller from January 2019 until April 2022, when Investors Bank and its holding company, Investors Bancorp, Inc., were acquired by Citizens Financial Group, Inc. Ms. Pecoraro joined Investors Bank in May 2005 as part of the Financial Reporting team, holding various positions prior to becoming the Chief Accounting Officer in January 2010. Prior to joining Investors Bank, Ms. Pecoraro served as an audit professional at KPMG. Ms. Pecoraro received a Bachelor’s degree in Accounting from St. Peter’s College and is a Certified Public Accountant.
Ms. Pecoraro is not a party to any transaction with the Company or the Bank that would require disclosure under Item 404(a) of Securities and Exchange Commission Regulation S-K.

On May 18, 2022, Blue Foundry Bank entered into a Change in Control Agreement with Kelly Pecoraro, Chief Financial Officer.  The change in control agreement has a term of one year that extends each day by one day until either party gives the other notice of non-renewal. Notwithstanding the foregoing, in the event Blue Foundry Bancorp or Blue Foundry Bank enters into a transaction that would constitute a change in control, as defined under the change in control agreement, the term of the agreement will automatically extend so that it would expire no sooner than three years following the effective date of the change in control.

Upon termination of Ms. Pecoraro’s employment by Blue Foundry Bank (or its successor) without “cause” or by Ms. Pecoraro with “good reason” on or after the effective date of a change in control of Blue Foundry Bank or Blue Foundry Bancorp, Ms. Pecoraro would be entitled to a severance payment equal to three times the sum of the her: (i) base salary in effect as of the date of her termination or immediately prior to the change in control, whichever is higher; and (ii) the highest annual cash bonus earned for the three most recently completed performance periods prior to the change in control, payable in a lump sum within 30 days following her date of termination. In addition, Ms. Pecoraro would receive 36 consecutive monthly cash payments equal to her monthly COBRA premium.

A “good reason” condition for purposes of the change in control agreement includes a material reduction in base salary, a material reduction in authority, duties or responsibilities associated with Ms. Pecoraro’s position with Blue Foundry Bank, a relocation of her principal place of employment resulting in an increase in her commute by 30 miles or more or a material breach of the change in control agreement by Blue Foundry Bank.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10	Change in Control Agreement dated May 18, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Blue Foundry Bancorp
DATE: May 24, 2022	By:	/s/ James D. Nesci
James D. Nesci President and Chief Executive Officer